Exhibit 99.1

NEWS RELEASE

CONTACT
Howard Aihara
Chief Financial Officer
949-242-5300

ALLIANCE HEALTHCARE SERVICES REPORTS FOURTH QUARTER
& FULL YEAR 2014 RESULTS
Company Announces 2015 Guidance

NEWPORT BEACH, Calif. (BUSINESS WIRE) - March 16, 2015 - Alliance HealthCare Services, Inc. (NASDAQ: AIQ) (the “Company”, “Alliance”, “we” or “our”), a leading national provider of outsourced radiology services through its Alliance HealthCare Radiology Division (“Alliance Radiology”) and radiation therapy services through its Alliance Oncology Division (“Alliance Oncology”), today announced results for the fourth quarter and full year ended December 31, 2014, and provided 2015 guidance.

Fourth Quarter Highlights

•	Revenue grew 1.5% to $109.6 million, after adjustments outlined below

•	Diluted Earnings per Share increased $0.55 from ($0.38) to $0.17

•	Company generated $31.2 million of Adjusted EBITDA (as defined below)

•	Alliance Oncology revenue grew by 24% to $24.7 million (including Charleston Area Radiation Therapy Centers), which contributed $1.8 million

•	Alliance Oncology same store volume growth was 5.5% for stereotactic radiosurgery and 3.1% for linear accelerator

•	Alliance Radiology same store volume growth improved to 6.9% for MRI, while PET/CT decreased to (0.8%)

Full Year 2014 Highlights

•	Revenue grew 0.5% to $436.4 million, after adjustments outlined below

•	Diluted Earnings per Share increased $3.00 from ($2.02) to $0.98

•	Company generated $135.8 million of Adjusted EBITDA (as defined below)

•	Alliance Oncology revenue grew by 19% to $92.9 million

•	Continued to generate strong cash flow, with $36.7 million reduction in net debt (after excluding amounts paid for acquisitions)

•	Alliance Oncology same store volume grew 5.8% for stereotactic radiosurgery and 5.1% for linear accelerator

•	Alliance Radiology same store volume growth increased 3.8% for MRI and decreased (2.7%) for PET/CT

Fourth Quarter and Full Year 2014 Financial Results
Tom Tomlinson, Chief Executive Officer and President of Alliance HealthCare Services, stated: “Our positive performance this quarter reinforces the momentum we are driving as we execute our long-term strategic growth plan. We produced significant revenue and same store volume growth in Alliance Oncology . In Alliance Radiology, MRI same store volume improved in the fourth quarter 2014 compared to the fourth quarter 2013.”

Exhibit 99.1

NEWS RELEASE

Tomlinson continued, “2014 marked the transformation phase of our long-term strategic growth plan. We expanded our capabilities to offer more comprehensive, end-to-end radiology and radiation oncology service line solutions. These efforts have produced a more robust pipeline of opportunities, expanded relationships with health systems, and consultative agreements leveraging our comprehensive expertise to help healthcare providers identify and execute on strategies to improve efficiency and gain market share.”

Revenue for the fourth quarter of 2014 decreased slightly to $109.6 million compared to $110.7 million in the fourth quarter of 2013. This decrease was primarily due to the sale of our Professional Radiology Services business line in December 2013, offset partially by growth in Alliance Oncology. After adjusting for the revenue attributable to the Professional Radiology Services business line in the fourth quarter of 2013, which totaled $2.6 million, revenue for that quarter would have been $108.0 million, or a 1.5% growth rate in the fourth quarter of 2014 compared to the same quarter of 2013.

For full year 2014, revenue decreased to $436.4 million compared to $448.8 million in 2013. This decrease was primarily due to the sale of our Professional Radiology Services business line, and to a much lesser extent, pruning of unprofitable business in Alliance Radiology, which impacted the total by a combined $14.6 million. After adjusting for these amounts, revenue would have been $434.2 million, or a 0.5% increase as compared to the prior year.

Alliance’s Adjusted EBITDA decreased 11.2% to $31.2 million from $35.1 million in the fourth quarter of 2013. Consistent with prior quarters, we invested $1.2 million in the fourth quarter of 2014 to build our consultative, sales, marketing, and strategic business development capabilities to support our Alliance RAD360 Program, which brings our full year spend to $5.2 million. These RAD360 costs are included primarily in our selling, general and administrative expenses. In addition, we experienced an increase in repair and maintenance costs for our radiology equipment in the fourth quarter of 2014.

For full year 2014, Adjusted EBITDA decreased 7.9% to $135.8 million from $147.4 million in 2013. This was primarily driven by volume pressure in our PET/CT business, and pricing pressure in both our MRI and PET/CT businesses. This was partially offset by the growth in Alliance Oncology from our new partnerships with MUSC and Charleston Area Medical Center, and Alliance Oncology same store volume growth.

Alliance’s net income (loss), computed in accordance with generally accepted accounting principles (“GAAP”), totaled $1.9 million in the fourth quarter of 2014 compared to ($4.0) million in the fourth quarter of 2013. Full year 2014 net income totaled $10.6 million compared to net loss of ($21.5) million for full year 2013.

Net income (loss) per share on a diluted basis, computed in accordance with GAAP, increased to $0.17 per share in the fourth quarter of 2014 compared to ($0.38) per share for same quarter of 2013. Net income (loss) per share on a diluted basis was impacted by ($0.17) in the fourth quarter of 2014 and ($0.64) in the fourth quarter of 2013 in the aggregate due to restructuring charges, severance and related costs, transaction costs, legal matter expenses and differences in the GAAP income tax rate from our historical income tax rate of 42%.

Net income (loss) per share on a diluted basis, computed in accordance with GAAP, increased to $0.98 per share for full year 2014 compared to ($2.02) per share for full year 2013. Net income (loss) per share on a diluted basis was impacted by $0.68 for the full year 2014 and $2.88 for the full year 2013 in the aggregate due to restructuring charges, severance and related costs, transaction costs, legal matter expenses and differences in the GAAP income tax rate from our historical income tax rate of 42%.

Cash flows provided by operating activities totaled $31.6 million in the fourth quarter of 2014 compared to $20.6 million in the fourth quarter of 2013. In the fourth quarter of 2014, capital expenditures were $9.1 million compared to $8.0 million in the fourth quarter of 2013. For full year 2014, total capital expenditures totaled $37.1 million, including $32.2 million of cash capital expenditures, and $4.9 million of capital expenditures financed through capital leases and debt. Of the $37.1 million in total capital expenditures, $9.0 million was for growth

Exhibit 99.1

NEWS RELEASE

projects in Alliance Oncology and RAD360 projects, and $28.1 million was for maintenance capital expenditures, primarily in Alliance Radiology.

Alliance's net debt, defined as total long-term debt (including current maturities) less cash and cash equivalents, decreased $20.7 million to $474.3 million at December 31, 2014 from $495.0 million at December 31, 2013. Cash and cash equivalents were $33.0 million at December 31, 2014 and $34.7 million at December 31, 2013. In the fourth quarter 2014, the Company used $14.4 million in cash in connection with the acquisition of Charleston Area Radiation Therapy Centers. The Company’s net debt, as defined above, divided by the last twelve months Consolidated Adjusted EBITDA was 3.49x for the twelve month period ended December 31, 2014 compared to 3.36x for the twelve month period ended a year ago. The Company’s total debt, as defined above, divided by the last twelve months Consolidated Adjusted EBITDA was 3.61x for the twelve month period ended December 31, 2014 compared to 3.59x for the twelve-month period ended December 31, 2013.

2015 Guidance
The Company expects 2015 revenue to be in the range of $470 million to $505 million and Adjusted EBITDA to be in the range of $125 million to $150 million.

The Company expects Alliance Radiology 2015 revenue to be in the range of $335 million to $355 million, Alliance Oncology revenue to be in the range of $110 million to $120 million, and the revenue for our Interventional Services Division to be in the range of $25 million to $30 million. Alliance anticipates continued mobile radiology pricing pressures, primarily in the PET/CT business, to total approximately ($15) million in 2015, and the Company has also identified approximately $5 million in anticipated Alliance Radiology cost-savings to partially offset this pricing pressure.

Additionally, in 2015, the Company expects a decrease in long-term debt, net of the change in cash and cash equivalents, before growth capital expenditures, of $20 million to $45 million. After capital expenditures focused on growth projects, Alliance expects an increase in long-term debt, net of the change in cash and cash equivalents, of ($10) to ($25) million.

Alliance expects 2015 maintenance capital expenditures to total approximately $35 million. Capital expenditures for growth projects, primarily in Alliance Oncology and RAD 360 projects, are expected to range from $45 million to $55 million.

Cash income tax payments are expected to total between $10 million and $15 million in 2015. In 2014, Alliance paid $6.5 million in cash income tax payments.

A summary of the Company’s 2015 guidance is provided below:

Exhibit 99.1

NEWS RELEASE

Ranges
(dollars in millions)

Revenue	$470 - $505
Adjusted EBITDA	$125 - $150
Capital expenditures
Maintenance	Approx. $35
Growth	$45 - $55
Decrease in long-term debt, net of	$20 - $45
the change in cash and cash equivalents
(before investments in acquisitions and
debt refinancing costs), before growth
capital expenditures
Decrease in long-term debt, net of	($10) - ($25)
the change in cash and cash equivalents
(before investments in acquisitions and
debt refinancing costs), after growth
capital expenditures
Tomlinson commented, “We remain committed to diversifying our business model, delivering value across our service lines, and driving continued success for our hospital customers. In 2015, we expect our momentum to continue by driving same store volume growth across Radiology, Oncology, and Interventional through expanded marketing and physician outreach efforts, adding new RAD360 accounts and multimodality sites in Alliance Radiology, expanding our integrated cancer care service line in Alliance Oncology, and launching and growing our new Interventional Services Division."

“While we also anticipate continued mobile pricing pressures, primarily in the PET/CT business, we have also targeted significant Radiology cost-savings and will continue to look for opportunities to be more efficient and take costs out of the business where appropriate. Given the robust pipeline of Radiology, Oncology, and Interventional business opportunities we cultivated in 2014, our continued success in engaging hospital partners with our comprehensive service line offerings, and the new opportunities we are developing for our Interventional Services Division, we are well positioned to drive growth in 2015 and beyond” continued Tomlinson.

Full Year 2014 Earnings and 2015 Guidance Conference Call
Investors and all others are invited to listen to a conference call discussing fourth quarter and full year 2014 results. The conference call is scheduled for Monday, March 16, 2015 at 5:00 p.m. Eastern Time. The call will be broadcast live on the Internet and can be accessed by visiting the Company’s website at www.alliancehealthcareservices-us.com. Click on Audio Presentations in the Investors section of the website to access the link.

The conference call can be accessed at (877) 638-4550. Interested parties should call at least five minutes prior to the call to register. A telephone replay will be available until April 16, 2015. The telephone replay can be accessed by calling (855) 859-2056 or (404) 537-3406. The conference call identification number is 2397024.

Definition of Non-GAAP Measures
Adjusted EBITDA and Adjusted Net Income Per Share are not measures of financial performance under generally accepted accounting principles in the United States, or “GAAP.”

For a more detailed discussion of these non-GAAP financial measures and a reconciliation to the most directly comparable GAAP financial measure, see the section entitled “Non-GAAP Measures” included in the tables following this release.

Exhibit 99.1

NEWS RELEASE

About Alliance HealthCare Services
Alliance HealthCare Services (NASDAQ: AIQ) is a leading national provider of outsourced healthcare services with a 30+year track record of award-winning patient care/satisfaction and service line expertise. Providing diagnostic radiology services through its Radiology Division (Alliance HealthCare Radiology), interventional radiology & pain management services through its Interventional Services Division (Alliance HealthCare Interventional Services) and radiation oncology services through its Oncology Division (Alliance Oncology), Alliance is the nation’s largest provider of advanced diagnostic mobile imaging services, an industry-leading operator of fixed-site imaging centers, and a leading provider of stereotactic radiosurgery nationwide. As of December 31, 2014, Alliance operated 505 diagnostic imaging and radiation therapy systems, including 117 fixed-site imaging centers across the country; and 31 radiation therapy centers, including 19 stereotactic radiosurgery (SRS) facilities. With a strategy of partnering with hospitals, health systems and physician practices, Alliance provides quality clinical services for over 1,000 hospitals and other healthcare partners in 43 states where approximately 1,800 Alliance Team Members are committed to providing exceptional patient care and exceeding customer expectations. For more information, visit www.alliancehealthcareservices-us.com.

Forward-Looking Statements
This press release contains forward-looking statements relating to future events, including statements related to the Company’s long-term growth strategy, cost-savings plan and efforts to diversify its business model, the Company’s expectations regarding its pipeline of opportunities, mobile pricing pressures, and growth across the Company’s divisions and the Company’s plans to add new RAD360 accounts and multimodality sites to Alliance Radiology, expand its integrated cancer care service line in Alliance Oncology, and launch and grow its new Interventional Services Division. , and their impact on 2015 results; and the Company’s Full Year 2015 Guidance, including its forecasts of revenue, Adjusted EBITDA, cash capital expenditures, cash income tax payments and decrease in long-term debt. In this context, forward-looking statements often address the Company’s expected future business and financial results and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Forward-looking statements by their nature address matters that are uncertain and subject to risks. Such uncertainties and risks include: changes in the preliminary financial results and estimates due to the restatement or review of the Company’s financial statements; the nature, timing and amount of any restatement or other adjustments; the Company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; issues relating to the Company’s ability to maintain effective internal control over financial reporting and disclosure controls and procedures; the Company’s high degree of leverage and its ability to service its debt; factors affecting the Company’s leverage, including interest rates; the risk that the counterparties to the Company’s interest rate swap agreements fail to satisfy their obligations under these agreements; the Company’s ability to obtain financing; the effect of operating and financial restrictions in the Company’s debt instruments; the accuracy of the Company’s estimates regarding its capital requirements; the effect of intense levels of competition in the Company’s industry; changes in the methods of third party reimbursements for diagnostic imaging and radiation oncology services; fluctuations or unpredictability of the Company’s revenues, including as a result of seasonality; changes in the healthcare regulatory environment; the Company’s ability to keep pace with technological developments within its industry; the growth or lack thereof in the market for imaging, radiation oncology and other services; the disruptive effect of hurricanes and other natural disasters; adverse changes in general domestic and worldwide economic conditions and instability and disruption of credit markets; difficulties the Company may face in connection with recent, pending or future acquisitions, including unexpected costs or liabilities resulting from the acquisitions, diversion of management’s attention from the operation of the Company’s business, and risks associated with integration of the acquisitions; and other risks and uncertainties identified in the Risk Factors section of the Company’s Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission (the “SEC”), as may be modified or supplemented by our subsequent filings with the SEC. These uncertainties may cause actual future results or outcomes to differ materially from those expressed in the Company’s forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update its forward-looking statements except as required under the federal securities laws.

Exhibit 99.1

NEWS RELEASE

ALLIANCE HEALTHCARE SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2013	2014	2013	2014
Revenues	$110,656	$109,647	$448,831	$436,387
Costs and expenses:
Cost of revenues, excluding depreciation and amortization	58,963	61,452	239,397	237,420
Selling, general and administrative expenses	21,644	21,969	80,215	79,903
Transaction costs	378	832	465	2,344
Severance and related costs	352	202	1,658	2,517
Impairment charges	3,635	68	13,031	308
Loss on extinguishment of debt	3,817	—	26,018	—
Depreciation expense	16,516	12,159	66,319	54,971
Amortization expense	2,117	2,010	10,973	7,880
Interest expense and other, net	7,689	6,123	39,170	24,693
Other expense and (income), net	90	(890)	(1,945)	(1,823)
Total costs and expenses	115,201	103,925	475,301	408,213
(Loss) income before income taxes, earnings from unconsolidated investees, and noncontrolling interest	(4,545)	5,722	(26,470)	28,174
Income tax (benefit) expense	(2,673)	1,070	(12,398)	7,327
Earnings from unconsolidated investees	(1,141)	(1,195)	(5,630)	(4,654)
Net (loss) income	(731)	5,847	(8,442)	25,501
Less: Net income attributable to noncontrolling interest	(3,300)	(3,955)	(13,041)	(14,883)
Net (loss) income attributable to Alliance HealthCare Services, Inc.	$(4,031)	$1,892	$(21,483)	$10,618
Comprehensive (loss) income, net of taxes:
Net (loss) income attributable to Alliance HealthCare Services, Inc.	$(4,031)	$1,892	$(21,483)	$10,618
Unrealized (loss) gain on hedging transactions, net of taxes	209	(105)	634	(269)
Comprehensive (loss) income, net of taxes:	$(3,822)	$1,787	$(20,849)	$10,349
(Loss) income per common share attributable to Alliance HealthCare Services, Inc.:
Basic	$(0.38)	$0.19	$(2.02)	$1.00
Diluted	$(0.38)	$0.17	$(2.02)	$0.98
Weighted-average number of shares of common stock and common stock equivalents:
Basic	10,665	10,700	10,634	10,669
Diluted	10,665	10,827	10,634	10,836

Exhibit 99.1

NEWS RELEASE

ALLIANCE HEALTHCARE SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share and share amounts)

	December 31,
	2013	2014
ASSETS
Current assets:
Cash and cash equivalents	$34,702	$33,033
Accounts receivable, net of allowance for doubtful accounts of $5,158 in 2013 and $4,055 in 2014	63,713	62,503
Deferred income taxes	21,849	16,834
Prepaid expenses	7,553	12,527
Other receivables	2,796	5,686
Total current assets	130,613	130,583
Equipment, at cost	824,103	827,638
Less accumulated depreciation	(654,350)	(678,291)
Equipment, net	169,753	149,347
Goodwill	56,975	63,864
Other intangible assets, net	101,801	115,930
Deferred financing costs, net	9,873	8,119
Other assets	20,832	33,042
Total assets	$489,847	$500,885
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$11,990	$12,109
Accrued compensation and related expenses	21,166	19,808
Accrued interest payable	1,645	3,154
Other accrued liabilities	22,002	26,542
Current portion of long-term debt	15,066	15,512
Total current liabilities	71,869	77,125
Long-term debt, net of current portion	514,608	491,777
Other liabilities	4,714	6,623
Deferred income taxes	35,273	36,840
Total liabilities	626,464	612,365
Commitments and contingencies (Note 12)
Stockholders’ deficit:
Preferred stock, $0.01 par value; 1,000,000 shares authorized and no shares issued and outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; shares issued and outstanding - 10,667,136 at December 31, 2013 and 10,713,658 at December 31, 2014	524	107
Less: treasury stock, at cost - 144,921 December 31, 2013 and 157,973 December 31, 2014	(2,998)	(3,138)
Additional paid-in capital	23,521	27,653
Accumulated comprehensive loss	(82)	(351)
Accumulated deficit	(204,709)	(194,091)
Total stockholders’ deficit attributable to Alliance HealthCare Services, Inc.	(183,744)	(169,820)
Noncontrolling interest	47,127	58,340
Total stockholders’ deficit	(136,617)	(111,480)
Total liabilities and stockholders’ deficit	$489,847	$500,885

Exhibit 99.1

NEWS RELEASE

ALLIANCE HEALTHCARE SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	2013	2014
Operating activities:
Net (loss) income	$(8,442)	$25,501
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Provision for doubtful accounts	3,415	2,634
Share-based payment	1,487	1,515
Depreciation and amortization	77,292	62,851
Amortization of deferred financing costs	3,052	1,926
Accretion of discount on long-term debt	1,013	447
Adjustment of derivatives to fair value	(21)	342
Distributions more than undistributed earnings from investees	337	591
Deferred income taxes	(12,486)	6,582
Loss (gain) on sale of assets	(1,391)	(565)
Loss on extinguishment of debt	26,018	—
Impairment charges	13,031	308
Excess tax benefit from share-based payment arrangements	—	(623)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	(4,808)	(1,424)
Prepaid expenses	(2,475)	(5,064)
Other receivables	1,672	(114)
Other assets	2,990	(1,852)
Accounts payable	(4,281)	953
Accrued compensation and related expenses	(1,315)	(1,358)
Accrued interest payable	(3,436)	1,509
Income taxes payable	—	31
Other accrued liabilities	(5,130)	6,439
Net cash provided by operating activities	86,522	100,629
Investing activities:
Equipment purchases	(27,048)	(32,236)
Increase in deposits on equipment	(193)	(9,228)
Acquisitions, net of cash received	—	(16,043)
Decrease (increase) in cash from escrow	(475)	—
Proceeds from sale of assets	3,156	1,557
Net cash used in investing activities	(24,560)	(58,726)
Financing activities:
Principal payments on equipment debt	(14,233)	(10,368)
Proceeds from equipment debt	4,846	4,527
Principal payments on term loan facility	(342,710)	(4,900)
Proceeds from term loan facility	487,200	—
Principal payments on revolving loan facility	—	(45,000)
Proceeds from revolving loan facility	19,000	28,000

Exhibit 99.1

NEWS RELEASE

Principal payments on senior notes	(190,000)	—
Payments of debt issuance costs	(16,522)	—
Purchase of derivative instruments	(815)	—
Noncontrolling interest in subsidiaries	(14,409)	(16,089)
Equity investment in subsidiaries	—	(691)
Excess tax benefit from share-based payment arrangements	—	623
Proceeds from shared-based payment arrangements	527	466
Purchase of treasury stock	(121)	(140)
Net cash used in financing activities	(67,237)	(43,572)
Net decrease in cash and cash equivalents	(5,275)	(1,669)
Cash and cash equivalents, beginning of period	39,977	34,702
Cash and cash equivalents, end of period	$34,702	$33,033

Supplemental disclosure of cash flow information:
Interest paid	$35,495	$21,037
Income taxes paid, net of refunds	$2,463	$6,504
Supplemental disclosure of non-cash investing and financing activities:
Net book value of assets exchanged	$5	$—
Capital lease obligations related to the purchase of equipment	$—	$1,725
Comprehensive (loss) gain from hedging transactions, net of taxes	$634	$(269)
Equipment purchases in accounts payable	$560	$834
Noncontrolling interest (disposed) assumed in connection with acquisitions (Note 2)	$—	$13,014
Debt related to purchase of equipment	$—	$3,183
Adjustment to equity of noncontrolling interest	$—	$1,700

Exhibit 99.1

NEWS RELEASE

ALLIANCE HEALTHCARE SERVICES, INC.
NON-GAAP MEASURES
(in thousands)

Adjusted EBITDA and Adjusted Net Income Per Share (the “Non-GAAP Measures”) are not measures of financial performance under generally accepted accounting principles in the United States, or “GAAP.”

Adjusted EBITDA, as defined by the Company’s management, represents net income (loss) before: interest expense, net of interest income; income taxes; depreciation expense; amortization expense; net income (loss) attributable to noncontrolling interests; non-cash share-based compensation; severance and related costs; restructuring charges; fees and expenses related to acquisitions, costs related to debt financing, legal matter expenses, non-cash impairment charges, and other non-cash charges included in other (income) expense, net, which includes non-cash losses on sales of equipment. The components used to reconcile net income (loss) to Adjusted EBITDA are consistent with our historical presentation of Adjusted EBITDA.

Adjusted Net Income Per Share, as defined by the Company’s management, represents net income (loss) before: restructuring charges; fees and expenses related to acquisitions; legal matter expenses; and differences in the GAAP income tax rate compared to our historical income tax rate. The components used to reconcile net income (loss) per share to Adjusted Net Income Per Share are consistent with our historical presentation of Adjusted Net Income Per Share.

Management uses the Non-GAAP Measures, and believes they are useful measures for investors, for a variety of reasons. Management regularly communicates the results of its Non-GAAP Measures and management’s interpretation of such results to its board of directors. Management also compares the Company’s results of its Non-GAAP Measures against internal targets as a key factor in determining cash incentive compensation for executives and other employees, largely because management feels that these measures are indicative of how our diagnostic imaging and radiation oncology businesses are performing and are being managed. The diagnostic imaging and radiation oncology industry continues to experience significant consolidation. These activities have led to significant charges to earnings, such as those resulting from acquisition costs, and to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. In addition, management believes that because of the variety of equity awards used by companies, the varying methodologies for determining non-cash share-based compensation expense among companies and from period to period, and the subjective assumptions involved in that determination, excluding non-cash share-based compensation from Adjusted EBITDA enhances company-to-company comparisons over multiple fiscal periods and enhances the Company’s ability to analyze the performance of its diagnostic imaging and radiation oncology businesses.

In the future, the Company expects that it may incur expenses similar to the excluded items discussed above. Accordingly, the exclusion of these and other similar items in the Company’s non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent or unusual. The Non-GAAP Measures have certain limitations as analytical financial measures, which management compensates for by relying on the Company’s GAAP results to evaluate its operating performance and by considering independently the economic effects of the items that are or are not reflected in the Non-GAAP Measures. Management also compensates for these limitations by providing GAAP-based disclosures concerning the excluded items in the Company’s financial disclosures. As a result of these limitations and because the Non-GAAP Measures may not be directly comparable to similarly titled measures reported by other companies, however, the Non-GAAP Measures should not be considered as an alternative to the most directly comparable GAAP measure, or as an alternative to any other GAAP measure of operating performance.

Exhibit 99.1

NEWS RELEASE

The calculation of Adjusted EBITDA is shown below:

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2013	2014	2013	2014
Net (loss) income attributable to Alliance HealthCare Services, Inc.	$(4,031)	$1,892	$(21,483)	$10,618
Income tax (benefit) expense	(2,673)	1,070	(12,398)	7,327
Interest expense and other, net	7,689	6,123	39,170	24,693
Amortization expense	2,117	2,010	10,973	7,880
Depreciation expense	16,516	12,159	66,319	54,971
Share-based payment (included in selling, general and administrative expenses)	450	399	1,487	1,515
Severance and related costs	—	202	—	2,517
Noncontrolling interest in subsidiaries	3,300	3,955	13,041	14,883
Restructuring charges (Note 3)	2,010	409	7,182	2,602
Transaction costs	378	832	465	2,344
Impairment charges	3,635	68	13,031	308
Loss on extinguishment of debt	3,817	—	26,018	—
Legal settlements	1,604	1,965	3,067	5,587
Other non-cash charges (included in other income and expense, net)	307	95	549	510
Adjusted EBITDA	$35,119	$31,179	$147,421	$135,755

The leverage ratio calculations for the 12 months ended December 31, 2014 are shown below:

Consolidated
Total debt	$507,289
Less: Cash and cash equivalents	(33,033)
Net debt	474,256

Last 12 months Adjusted EBITDA	135,755
Pro-forma acquisitions in the last 12 month period (1)	4,678
Last 12 months Adjusted EBITDA, as adjusted	140,433

Total leverage ratio	3.61x
Net leverage ratio	3.38x
___________
(1) Gives pro-forma effect to acquisitions occurring during the last twelve months pursuant to the terms of the Credit Agreement

Exhibit 99.1

NEWS RELEASE

The reconciliation of (loss) earnings per diluted share - GAAP to adjusted earnings per diluted share non-GAAP is shown below:

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2013	2014	2013	2014
(Loss) earnings per diluted share- GAAP	$(0.38)	$0.17	$(2.02)	$0.98
Restructuring charges, net of taxes	0.11	0.03	0.39	0.27
Transaction costs, net of taxes	0.02	0.04	0.02	0.12
Impairment charges, net of taxes	0.19	—	0.70	0.02
Loss on extinguishment of debt, net of taxes	0.21	—	1.41	—
Legal matter expenses, net of taxes	0.09	0.10	0.17	0.30
GAAP income tax rate compared to our historical income tax rate	0.02	(0.01)	0.19	(0.03)
Adjusted earnings per diluted share- non-GAAP	$0.26	$0.34	$0.86	$1.66

The reconciliation from net income to Adjusted EBITDA for the 2015 guidance range is shown below (in millions):

	2015 Full Year
	Guidance Range
Net income	$—	$10
Income tax expense	15	18
Depreciation expense; amortization expense; interest expense and other, net; noncontrolling interest in subsidiaries; share-based payment and other expenses	110	122
Adjusted EBITDA	$120	$150

Exhibit 99.1

NEWS RELEASE

ALLIANCE HEALTHCARE SERVICES, INC.
SELECTED STATISTICAL INFORMATION

	Fourth Quarter Ended December 31,
	2013	2014
MRI
Average number of total systems	257.0	247.6
Average number of scan-based systems	214.5	204.5
Scans per system per day (scan-based systems)	8.46	8.77
Total number of scan-based MRI scans	120,450	120,863
Price per scan	$348.51	$332.09

Scan-based MRI revenue (in millions)	$42.0	$40.2
Non-scan based MRI revenue (in millions)	4.8	5.1
Total MRI revenue (in millions)	$46.8	$45.3

PET/CT
Average number of systems	113.1	112.7
Scans per system per day	5.45	5.26
Total number of PET/CT scans	35,245	34,014
Price per scan	$945	$922

Total PET and PET/CT revenue (in millions)	$34.5	$32.1

Radiation oncology
Linear accelerator treatments	15,685	22,470
Sterotactic radiosurgery patients	695	822

Total radiation oncology revenue (in millions)	$19.9	$24.7

Revenue breakdown (in millions)
Total MRI revenue	$46.8	$45.3
PET/CT revenue	34.5	32.1
Radiation oncology revenue	19.9	24.7
Other modalities and other revenue	9.5	7.5
Total revenues	$110.7	$109.6

Total fixed-site revenue (in millions)	2013	2014
Fourth quarter ended December 31	$29.0	$28.4

Exhibit 99.1

NEWS RELEASE

ALLIANCE HEALTHCARE SERVICES, INC.
SELECTED STATISTICAL INFORMATION
RADIOLOGY DIVISION SAME STORE VOLUME

The Company utilizes same store volume growth as a historical statistical measure of the MRI and PET/CT imaging procedure, linear accelerator treatment and SRS case growth at its customers in a specified period on a year-over-year basis. Same store volume growth is calculated by comparing the cumulative scan, treatment or case volume at all locations in the current year quarter to the same quarter in the prior year. The group of customers whose volume is included in the scan or treatment volume totals is those that received service from Alliance for the full quarter in each of the comparison periods. A positive percentage represents growth over the prior year quarter and a negative percentage represents a decline over the prior year period. Alliance measures each of its major imaging and oncology modalities, MRI, PET/CT, linear accelerator and SRS, separately.

The radiology division same store volume growth/(decline) for the last four calendar quarters ended December 31, 2014 is as follows:

	Same Store Volume
	MRI	PET/CT
2014
First Quarter	(0.6)%	(6.1)%
Second Quarter	5.3%	(4.9)%
Third Quarter	5.9%	(1.9)%
Fourth Quarter	6.9%	(0.8)%

The oncology division same store volume growth for the last four quarters ended December 31, 2014 is as follows:

	Same Store Volume
	Linac	SRS
2014
First Quarter	13.7%	4.4%
Second Quarter	4.2%	4.1%
Third Quarter	2.6%	9.1%
Fourth Quarter	3.1%	5.5%